Exhibit 99.1

Investors:	Sue Pirri, sue.pirri@autodesk.com, 415-507-6467
John Clancy, john.clancy@autodesk.com 415-507-6373

Press:	Caroline Kawashima, caroline.kawashima@autodesk.com, 415-547-2498

AUTODESK TO REQUEST NASDAQ HEARING

SAN RAFAEL, Calif., September 19, 2006 — Autodesk, Inc. (NASDAQ: ADSK) today announced that the Company will request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended July 31, 2006. Pending a decision by the Panel, Autodesk shares will remain listed on the NASDAQ Stock Market. There can be no assurance the Panel will grant the Company’s request for continued listing.

About Autodesk

Autodesk, Inc. is a Fortune 1000 company, wholly focused on ensuring that great ideas are turned into reality. With seven million users, Autodesk is the world’s leading software and services company for the manufacturing, infrastructure, building, media and entertainment, and wireless data services fields. Autodesk’s solutions help customers create, manage and share their data and digital assets more effectively. As a result, customers turn ideas into competitive advantage, become more productive, streamline project efficiency and maximize profits.

Founded in 1982, Autodesk is headquartered in San Rafael, California. For additional information about Autodesk, please visit www.autodesk.com.